Exhibit 4.2

_______________________________

TOYOTA MOTOR CREDIT CORPORATION

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Trustee

_______________________________

THIRD SUPPLEMENTAL INDENTURE

Dated as of March 8, 2011

_______________________________

Debt Securities

Supplemental to Indenture Dated as of August 1, 1991,
First Supplemental Indenture Dated as of October 1, 1991 and
Second Supplemental Indenture Dated as of March 31, 2004

THIRD SUPPLEMENTAL INDENTURE, dated as of March 8, 2011, among Toyota Motor Credit Corporation, a corporation duly organized and existing under the laws of the State of California (hereinafter called the “Company”), having its principal executive office located at 19001 South Western Avenue, Torrance, California 90509, and The Bank of New York Mellon Trust Company, N.A. a trust company duly organized and existing under the laws of the United States (hereinafter called a “Trustee”), having its Corporate Trust Office located at 700 South Flower Street, Suite 500, Los Angeles, California 90017, and Deutsche Bank Trust Company Americas, a banking corporation duly organized and existing under the laws of the State of New York (hereinafter called a “Trustee”), having its Corporate Trust Office located at Trust and Securities Services, 60 Wall Street, 27th Floor, New York, New York 10005.

RECITALS

The Company and JPMorgan Chase Bank (as successor to The Chase Manhattan Bank, N.A.) (“JPMorgan Chase”), as Trustee, have heretofore entered into an Indenture dated as of August 1, 1991 (the “Original Indenture”) to provide for, among other things, the issuance from time to time of Securities, unlimited as to principal amount, all as provided in the Original Indenture.

The Company, Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company) (“Deutsche Bank”), as Trustee, and JPMorgan Chase, as Trustee, have heretofore entered into a First Supplemental Indenture dated as of October 1, 1991 (the “First Supplemental Indenture”) to provide for, among other things, the appointment of Deutsche Bank as a Trustee and to add to or change certain provisions of the Original Indenture to provide for or facilitate the administration of the trusts thereunder by more than one Trustee.

The Company, Deutsche Bank, as Trustee, and JPMorgan Chase, as Trustee, have heretofore entered into a Second Supplemental Indenture dated as of March 31, 2004 (the “Second Supplemental Indenture” and, together with the Original Indenture and the First Supplemental Indenture, the “Amended Indenture”) in order to amend certain covenants set forth in the Original Indenture as supplemented by the First Supplemental Indenture, but only with respect to Securities that were not Outstanding on March 31, 2004.

The Bank of New York Mellon has through a series of successions become the successor to JPMorgan Chase as Trustee under the Amended Indenture.

The Company, The Bank of New York Mellon and The Bank of New York Mellon Trust Company, N.A. have heretofore entered into an Agreement of Resignation, Appointment and Acceptance dated as of April 26, 2010 pursuant to which The Bank of New York Mellon Trust Company, N.A. has become the successor to The Bank of New York Mellon.

The Company desires to enter into this Third Supplemental Indenture in order to amend the definition of “Consolidated Net Tangible Assets” set forth in Section 101 of the Amended Indenture and amend Section 1005 set forth in the Amended Indenture, each as hereinafter provided, so that Outstanding Securities that were originally issued prior to March 31, 2004 shall be subject to the same limitations on liens applicable to Securities originally issued on or after March 31, 2004.

Section 902 of the Amended Indenture provides, in part, that, subject to certain inapplicable exceptions, with the consent of the Holders of not less than 66-2/3% in principal amount of the Outstanding Securities of each series affected by a supplemental indenture, the Company and the Trustees may enter into an indenture supplemental to the Amended Indenture for the purpose of changing in any manner any of the provisions of the Amended Indenture.

The Holders of not less than 66-2/3% in principal amount of the Outstanding Securities of each series affected by this Supplemental Indenture have consented to this Third Supplemental Indenture.

All things necessary to make this Third Supplemental Indenture a valid agreement of the Company in accordance with its terms have been done.

NOW, THEREFORE, the Company and each Trustee hereby agrees as follows:

ARTICLE 1
Definitions

Section 1.01 .  Definitions.  (a) For all purposes of this Third Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires:

(1)           terms used herein in capitalized form and defined in the Amended Indenture shall have the meanings specified in the Amended Indenture;

(2)           the words “herein,” “hereof” and “hereto” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision of this Supplemental Indenture; and

(3)           the terms defined in the Recitals herein shall have the meanings specified therein.

(b)  For all purposes of the Original Indenture as amended by the First Supplemental Indenture, the Second Supplemental Indenture and this Third

Supplemental Indenture (the “Indenture”), except as otherwise expressly provided or unless the context otherwise requires:

(1)           the terms defined in this Article have the meanings assigned to them in this Article, and include the plural, as well as the singular; and

(2)           “Third Supplemental Indenture” or “this Supplemental Indenture” means this instrument as originally executed.

ARTICLE 2
Modifications

Section 2.01 .  Amendment to Section 101 of the Original Indenture.  Section 101 of the Original Indenture is hereby amended by replacing the definition of “Consolidated Net Tangible Assets” contained therein with the following:

“Consolidated Net Tangible Assets means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles of the Company and its consolidated subsidiaries, all as set forth on the most recent balance sheet of the Company and its consolidated subsidiaries prepared in accordance with generally accepted accounting principles.”

Section 2.02   Amendment to Section 1005 of the Original Indenture.  Section 1005 of the Original Indenture is hereby amended by replacing it in its entirety with the following:

“The Company will not pledge or otherwise subject to any lien any of its property or assets to secure any indebtedness for borrowed money incurred, issued, assumed or guaranteed by the Company unless the Securities are secured by such pledge or lien equally and ratably with all other indebtedness secured thereby so long as such other indebtedness shall be so secured; provided that such covenant will not apply to:

(a)
liens (excluding liens permitted under any of the exceptions listed in clauses (b) through (j) below) securing indebtedness which does not in the aggregate at any one time outstanding exceed 20% of Consolidated Net Tangible Assets of the Company;

(b)
the pledge of any assets to secure any financing by the Company of the exporting of goods to or between, or the marketing thereof in, countries other than the United States of America in connection with which the Company reserves the right, in accordance with customary and established banking practice, to  deposit, or otherwise subject to a lien, cash, securities or receivables, for the purpose of securing banking accommodations  or as the basis for the issuance of bankers’ acceptances or in  aid of other similar borrowing arrangements;

(c)	the pledge of receivables payable in currencies other than Dollars to secure borrowings in countries other than the United States;

(d)	any deposit of assets of the Company in favor of any governmental bodies to secure progress, advance or other payments under a contract or a statute;

(e)
any lien or charge on any property, tangible or intangible, real or personal, existing at the time of acquisition or construction of such property (including acquisition through merger or consolidation) or given to secure the payment of all or any part of the purchase or construction price thereof or to secure any indebtedness incurred prior to, at the time of, or within one year after, the acquisition or contemplation of construction thereof for the purpose of financing all or any part of the purchase or construction price thereof;

(f)	bankers’ liens or rights of offset;

(g)
any lien securing the performance of any contract or undertaking of the Company not directly or indirectly in  connection with the borrowing of money, obtaining of advances or credit or the securing of debts, if made and continuing in the ordinary course of business;

(h)	any lien to secure non-recourse obligations in connection with the Company’s engaging in leveraged or single-investor lease transactions;

(i)
any lien to secure payment obligations with respect to (1) rate swap transactions, swap options, basis swaps, forward rate transactions, commodity swaps, commodity options, equity or equity index swaps, equity or equity index options, bond options, interest rate options, foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, credit protection transactions, credit swaps, credit default swaps, credit default options, total return swaps, credit spread transactions, repurchase transactions, reverse repurchase transactions, buy/sell-back transactions, securities lending transactions, weather index transactions, or forward purchases or sales of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions), or (2) transactions that are similar those described above; and

(j)
any extension, renewal or replacement (or successive extensions, renewals, or replacements), in whole or in part, of any lien, charge or pledge, referred to in the foregoing clauses (a) to (i), inclusive, of this Section 1005, provided, however, that the amount of any and all obligations and indebtedness secured thereby shall not exceed the amount thereof so secured immediately prior to the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the charge or lien so extended, renewed or replaced (plus improvements on such property).”

ARTICLE 3
Miscellaneous Provisions

Section 3.01 .  Representations, Warranties and Covenants of the Company.  The Company makes and reaffirms as of the date of execution of this Supplemental Indenture all of its representations, warranties, covenants and agreements set forth in the Amended Indenture.

Section 3.02 .  Representations, Warranties and Covenants of the Trustees.  Each of the Trustees reaffirms as of the date of execution of this Supplemental Indenture all of its respective representations, warranties, covenants and agreements set forth in the Amended Indenture, as applicable.

Section 3.03 .  Effectiveness of Amendments.  The amendments to the Amended Indenture made hereby shall have effect only with respect to Outstanding Securities that were originally issued under the Amended Indenture prior to March 31, 2004, including any Securities issued in exchange therefor under Section 305 of the Amended Indenture or the Indenture.

Section 3.04 .  Trustees Not Responsible for Recitals.  The recitals contained herein shall be taken as statements of the Company, and neither Trustee assumes any responsibility for their correctness. The Trustees make no representations as to the validity or sufficiency of this Supplemental Indenture, except each Trustee respectively represents that it is duly authorized to execute and deliver this Supplemental Indenture and perform its obligations hereunder and the statements made by it in a Statement of Eligibility and Qualification on Form T-1 supplied to the Company by it are true and accurate, subject to the qualifications set forth therein.

Section 3.05 .  Effect of Headings.  The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 3.06 .  Successors and Assigns.  All covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

Section 3.07 .  Separability Clause.  In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.08 .  Benefits of Indenture.  Nothing in this Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto, any Paying Agent, any Security Registrar and their respective successors under the Indenture and the Holders of Securities or Coupons, any benefit or any legal or equitable right, remedy or claim under the Indenture.

Section 3.09 .  Governing Law.  This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and instruments entered into and, in each case, performed in such state.

Section 3.10 .  Continued Effect of Amended Indenture.  Except as amended or supplemented by this Supplemental Indenture, the terms, conditions, covenants and agreements set forth in the Amended Indenture shall continue in full force and effect.

Section 3.11 .  Execution In Counterparts.  This Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the day and year first above written.

TOYOTA MOTOR CREDIT CORPORATION

By:	/s/ George E. Borst

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Teresa Petta

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:	/s/ Irina Golovashchuk
by Deutsche Bank National Trust Company, on behalf of Deutsche Bank Trust Company Americas

By:	/s/ Jeffrey Schoenfeld
by Deutsche Bank National Trust Company, on behalf of Deutsche Bank Trust Company Americas